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                                                                  Exhibit (a)(9)

                                                          Contact: Susan Gaffney
                                                                  (302) 774-2698

                  DUPONT SUCCESSFULLY COMPLETES TENDER OFFER
                         FOR SHARES OF COMBICHEM, INC.

     WILMINGTON, Del., Nov. 9--DuPont (NYSE: DD) today announced it has successfully completed its tender offer for shares of common stock of CombiChem, Inc. (NASDAQ: CCHM), acquiring approximately 97 percent of all outstanding shares at $6.75 per share.

     DuPont now owns enough shares of CombiChem to approve the merger without any actions by any other stockholders. DuPont expects to finalize the acquisition as soon as possible through a merger in which the remaining stockholders of CombiChem will receive $6.75 per share in cash. The value of the acquisition is estimated to be approximately $95 million.

     Based in San Diego, CombiChem integrates proprietary computer modeling technology with advanced chemistry expertise to discover potential new drug compounds, as well as compounds that have applications in agriculture and materials sciences. The company uses computer-based methods to shorten the time of discovery, identify potential drug development problems early and point the way to new compounds not previously considered.

     Following completion of the acquisition, CombiChem will operate as part of DuPont Pharmaceuticals Research Laboratories and will remain in California, a center for biotechnology and computer technology development.

     "With the tender offer finished, we can now turn our attention to completing the acquisition and integrating CombiChem's sophisticated technology and outstanding staff into our Pharmaceuticals business," said Kurt M. Landgraf, DuPont executive vice president and chief
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operating officer.  "This acquisition will contribute significantly to our ability to discover and develop new medicines."

     DuPont Pharmaceuticals is a worldwide business that focuses on research, development and delivery of medicines to treat unmet medical needs in the fights against HIV infection, cardiovascular disease, central nervous system disorders, cancer, arthritis and related disorders. The business also is a leader in medical imaging.

     DuPont is a science company, delivering science-based solutions that make a difference in people's lives in food and nutrition, health care, apparel, home and construction, electronics and transportation. Founded in 1802, the company operates in 65 countries and has 97,000 employees.

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in DuPont's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, successful completion of the merger; whether the merger will result in the discovery and development of new medicines; changes in the laws, regulations, policies and economic conditions of countries in which the company does business; competitive pressures; successful integration of structural changes, including acquisitions, divestitures and alliances; failure of the company or related third parties to become Year 2000 capable; research and development of new products, including regulatory approval and market acceptance.

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11/9/99